                                                Files pursuant to Rule 424(b)(2)
                                                Registration No. 33-57155



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 4, 1996)

                                 $1,200,000,000

                         MCI COMMUNICATIONS CORPORATION
               $500,000,000 6.50% SENIOR NOTES DUE APRIL 15, 2010
        $700,000,000 6.125% CALLABLE/REDEEMABLE NOTES DUE APRIL 15, 2012
                            ------------------------

    MCI Communications Corporation ("MCI" or the "Company") will issue the 6.50% Senior Notes due April 15, 2010 (the "Senior Notes") and the 6.125% Callable/Redeemable Notes due April 15, 2012 (the "Callable/Redeemable Notes," and, together with the Senior Notes, the "Notes"). Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 1998.

    The Senior Notes are subject to redemption by the Company from the holders thereof prior to maturity, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Senior Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of such redemption date) discounted to the redemption date at the Adjusted Treasury Rate (as defined herein), plus accrued and unpaid interest to the redemption date. See "Description of the Notes -- Redemption of the Notes." The Callable/Redeemable Notes are subject to either a call by the Callholder (as defined below) or mandatory redemption by the Company, from the holders thereof, on April 15, 2002 (the "Coupon Reset Date"). The Callable/Redeemable Notes are subject to redemption by the Company from the holders thereof prior to maturity, in whole or in part, at any time after the Coupon Reset Date at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to such redemption date at the Adjusted Treasury Rate, plus accrued and unpaid interest to the redemption date. See "Description of the Notes -- Redemption of the Notes."

    The "Callholder" with respect to the Callable/Redeemable Notes initially will be NationsBanc Montgomery Securities LLC. If the Callholder, or any successor or assign thereto, exercises the Call Option (as defined herein), the Callable/Redeemable Notes will be purchased by the Callholder from the holders thereof on the Coupon Reset Date at 100% of the principal amount thereof, and the interest rate on the Callable/ Redeemable Notes will be reset at a rate (the "Coupon Reset Rate") to be determined by the Calculation Agent (as defined herein) effective on the Coupon Reset Date pursuant to the Coupon Reset Process (as defined herein). If the Callholder does not for any reason purchase such Callable/Redeemable Notes on the Coupon Reset Date pursuant to the Call Option, the Company will be required to repurchase the Callable/ Redeemable Notes from the holders thereof on the Coupon Reset Date at 100% of the principal amount thereof plus accrued and unpaid interest, if any (the "Mandatory Redemption Obligation"). See "Description of the Notes -- Call Option; Mandatory Redemption of Callable/Redeemable Notes."

    The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof. The Callable/Redeemable Notes will be issued in denominations of $25,000 and integral multiples of $1,000 in excess thereof.

    Ownership of the Notes will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except in the limited circumstances described herein, physical Notes will not be available.

 SEE "RISK FACTORS" ON PAGE S-4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD
  BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
        OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================================
                                                         Price to               Underwriting             Proceeds to
                                                        Public(1)               Discount(2)             Company(3)(4)
---------------------------------------------------------------------------------------------------------------------------
Per Senior Note.................................         99.595%                   .675%                   98.920%
---------------------------------------------------------------------------------------------------------------------------
Total...........................................       $497,975,000              $3,375,000              $494,600,000
===========================================================================================================================


Per Callable/Redeemable Note....................         99.733%                   .525%                   99.208%
---------------------------------------------------------------------------------------------------------------------------
Total...........................................       $698,131,000              $3,675,000              $694,456,000
===========================================================================================================================

(1) Plus accrued interest, if any, from April 22, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."
(3) Before deduction of expenses payable by the Company.
(4) Does not include compensation for the Call Option. See "Underwriting."
                            ------------------------

    The Notes are offered by the Underwriters, as specified herein, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes offered hereby will be made through the facilities of The Depository Trust Company, in New York, New York, on or about April 22, 1998.
                            ------------------------
LEHMAN BROTHERS                                            CHASE SECURITIES INC.
CITICORP SECURITIES, INC.
                  J.P. MORGAN & CO.
                                    NATIONSBANC MONTGOMERY SECURITIES LLC
                                                 BLAYLOCK & PARTNERS, L.P.
April 17, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS PROSPECTUS SUPPLEMENT HAVE THE MEANINGS ASCRIBED TO THEM IN THE ACCOMPANYING PROSPECTUS.

                                  THE COMPANY

     MCI Communications Corporation ("MCI" or the "Company") and its subsidiaries provide a broad range of communication services, including long-distance telecommunication services, local and wireless services, data/Internet/intranet services and information technology services. The provision of long-distance telecommunication services is the core business of MCI and its subsidiaries. Long-distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone services, data communication services and teleconferencing services. During each of the last three years, more than 90% of the operating revenues and operating income of MCI and its subsidiaries was derived from its core business. Through its subsidiaries, MCI is the second largest carrier of long-distance telecommunication services in the United States and the second largest carrier of international long-distance telecommunication services in the world.

THE MERGER

     On November 9, 1997, MCI entered into an agreement (the "Merger Agreement") to merge (the "Merger") with WorldCom, Inc. ("WorldCom"). The combined company will be named MCI WorldCom and will provide a complete range of local, long-distance, data/Internet and international communication services.

     On March 11, 1998, the stockholders of MCI and WorldCom approved the Merger. Consummation of the Merger is subject to certain additional conditions, including the receipt of required regulatory approvals.

     Concurrent with the Merger Agreement, the Company, WorldCom and British Telecommunications plc ("BT") entered into an agreement (the "Termination Agreement") whereby (i) the Agreement and Plan of Merger, dated as of November 3, 1996, as amended (the "BT Merger Agreement"), among the Company, BT and Tadworth Corporation was terminated; (ii) WorldCom agreed to pay BT $450,000,000 and expenses not in excess of $15,000,000 in connection with the plan of reorganization in order to induce BT to waive its rights under, and agree to terminate, the BT Merger Agreement; (iii) BT agreed to support and vote its shares of Class A Common Stock in favor of the Merger; and (iv) BT agreed to exercise its call option to acquire MCI's shares in Concert Communications Company immediately following the effective time of the Merger.

     Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, (i) MCI will be merged into a wholly-owned acquisition subsidiary of WorldCom, (ii) that subsidiary will, simultaneously therewith, (a) assume all of MCI's obligations under the Notes, and (b) change its name to MCI Communications Corporation, and (iii) WorldCom will change its name to MCI WorldCom. After the Merger, therefore, MCI will be a wholly-owned subsidiary of MCI WorldCom, and the Notes will remain obligations of MCI but will not be obligations of MCI WorldCom. See "Risk Factors -- Intention to Deregister."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for MCI and its subsidiaries for the periods indicated:

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                              1997     1996     1995     1994     1993
                                                              ----     ----     ----     ----     ----

Ratio of Earnings to Fixed Charges..........................  1.15     4.99     3.34     4.82     4.12

     For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary item. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense representative of an interest factor.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes offered hereby will be used for general corporate purposes, including the repayment of short-term borrowings under the Company's Commercial Paper Program. As of March 31, 1998, the Company's commercial paper had a weighted average interest rate of 5.72% and a weighted average maturity of 17 days.

                                  RISK FACTORS

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Notes will not be listed on a stock exchange. There will be no market for the Notes prior to their issuance, and there can be no assurance that a secondary market will develop or, if it does develop, that it will provide holders of the Notes with liquidity for their investment or will continue for the life of such Notes.

INTENTION TO DEREGISTER

     It is currently intended that, simultaneously with the Merger, MCI will deregister all of its outstanding securities under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, MCI will no longer be required to file periodic reports with the Securities and Exchange Commission (the "Commission"), although MCI's parent, MCI WorldCom, will continue to file such reports. The periodic reports filed by MCI WorldCom will include consolidated financial statements for MCI WorldCom as a whole, but no separate financial statements for MCI will be filed or otherwise publicly available to holders of the Notes. Holders of the Notes will therefore be required to rely on the consolidated financial statements of MCI WorldCom for financial information about MCI. There can be no assurance that the lack of publicly available financial statements for MCI will not have a material adverse effect on the liquidity, marketability or credit rating of the Notes.

GLOBAL NOTES

     The Notes will initially be represented by Global Notes (as defined herein) deposited with, or on behalf of, DTC and will not be issued as individual definitive securities to their purchasers. Consequently, unless and until such individual definitive securities are issued under the limited circumstances described under "Description of the Notes -- Book-Entry System," such purchasers will not be recognized as holders of the Notes under the Indenture (as defined below) and DTC will be the sole holder for all purposes under the Indenture and the Notes. Hence, until such time, such purchasers will only be able to exercise the rights of holders of the Notes indirectly through DTC and its respective participating organizations and, as a result, the ability of any such purchaser to transfer or pledge the Notes to persons or entities that do not participate in DTC's system, or to otherwise act with respect to such Notes, may be limited. See "Description of the Notes -- Book-Entry System."

COMPETITION

     MCI's primary and most vigorous competitor in the domestic and international long-distance telecommunication services market is AT&T Corp. ("AT&T"), which has substantial capital and other financial resources. Other competitors include Sprint Corporation ("Sprint"), other facilities-based domestic telecommunication common carriers and numerous resellers of long-distance telecommunication services. MCI also competes with the Regional Bell Operating Companies ("RBOCs"), which provide toll telecommunication services within local access transport areas ("LATA").

     MCI believes that the RBOCs eventually will be allowed, pursuant to the Telecommunications Act of 1996, to provide inter-LATA long-distance telecommunication services in their local service regions. The RBOCs have long standing customer relationships, own extensive facilities in their local regions, and have very substantial capital and other financial resources. MCI expects that the RBOCs will be aggressive competitors in the long-distance telecommunications industry and that such competition may significantly impact the prices MCI and other long-distance providers are able to charge for their services, and otherwise adversely affect MCI and the other existing long-distance companies. MCI is not able to predict, however, when such competition by the RBOCs will commence or the extent of the impact it will have on MCI. To the extent that the Company's results of operations and financial condition are adversely affected by such competition, the Company's cash flow and ability to service its debt, including the Notes, could be adversely affected.

                            DESCRIPTION OF THE NOTES

GENERAL

THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES (AS DEFINED IN THE INDENTURE) SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

     The Notes are to be issued pursuant to an Indenture (together with any supplements thereto, the "Indenture"), dated as of February 17, 1995, between the Company and Citibank, N.A., as Trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder. The following summaries of certain provisions of the Indenture and the Notes do not purport to be complete, and are subject to, and qualified in their entirety by reference to, all of the provisions of the Indenture and the Notes, including the definitions therein of certain terms.

     All Debt Securities, including the Notes, issued and to be issued under the Indenture will be senior and unsecured obligations of the Company and will rank pari passu (equally and ratably) with all other senior unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The Indenture does not limit the amount of unsecured indebtedness of the Company or any of its subsidiaries. Nothing in the Indenture or in the terms of the Notes limits or will limit the payment of dividends by the Company or the Company's acquisition of any of its equity securities. Nothing in the Indenture affords holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. The Indenture does contain, however, certain restrictive covenants, which may make more difficult or discourage any such transaction, including covenants that the Company shall not, and shall not permit MCI Telecommunications Corporation, its wholly-owned operating subsidiary ("MCI Telecom"), to, (i) create or allow to exist any liens on the capital stock or assets of MCI Telecom, or (ii) sell any shares of the capital stock of, or all or any material part of the assets of, MCI Telecom. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company could cause a material decline in the credit quality of the outstanding Notes. See "Description of Senior
Securities -- Covenants" in the accompanying Prospectus.

     As of March 12, 1998, the Company and the Trustee executed a supplement to the Indenture that deletes certain provisions of the Indenture for all Debt Securities, including the Notes offered hereby, issued after that date. The deleted provisions, which remain in effect for all outstanding Debt Securities that were issued prior to that date, include (i) a cross-default provision that allows for the acceleration of the Debt Securities under certain circumstances in the event that the Company's obligations under certain of its other indebtedness are accelerated, and (ii) a covenant that the Company shall, and shall cause MCI Telecom to, maintain the business of providing telecommunications services as a principal business of the Company and its subsidiaries taken as a whole.

     The Company's assets consist principally of the stock of and advances to its subsidiaries. Almost all of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries and the Company relies primarily on interest and dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Therefore, the rights of the Company and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. As of December 31, 1997, the book value of the assets of MCI Telecom, after elimination of intercompany balances, represented more than 80% of the consolidated assets of the Company.

     The Notes will not be entitled to the benefits of any sinking fund.

     The defeasance provisions contained in the Indenture will be applicable to the Notes; provided, however, that such provisions will not apply to the Callable/Redeemable Notes until after the Coupon Reset Date (as defined herein).

PRINCIPAL AMOUNT

     The aggregate principal amount of the Notes will be $1,200,000,000, of which $500,000,000 will be Senior Notes and $700,000,000 will be Callable/Redeemable Notes. The purchasers of interests in the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described under "-- Book-Entry System." Settlement for the Notes will be made in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or substantially transferred, only (i) in the case of the Senior Notes, in denominations of $1,000 and integral multiples thereof and (ii) in the case of the Callable/Redeemable Notes, in denominations of $25,000 and integral multiples of $1,000 in excess thereof. The Senior Notes and Callable/ Redeemable Notes each constitute a separate series under the Indenture.

     The principal of each Note payable on the date of maturity will be paid against presentation of such Note at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

INTEREST PAYMENTS AND INTEREST PAYMENT DATES

     The Notes will bear interest from April 22, 1998, payable semi-annually in arrears on April 15 and October 15 of each year, (each, an "Interest Payment Date"), commencing on October 15, 1998, to the person in whose name the related Global Notes (or any predecessor Global Notes) are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date (the "Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Interest payable on any Interest Payment Date and at maturity or earlier redemption, will be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including April 22, 1998, if no interest has been paid or duly provided for with respect to the Notes) to but excluding such Interest Payment Date. If any Interest Payment Date, the Coupon Reset Date, any date of maturity or any earlier redemption date of the Notes falls on a day that is not a Business Day, the required payment shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or date of maturity or earlier redemption date, as the case may be. "Business Day" means, any day, other than a Saturday or Sunday, a legal holiday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

     The Senior Notes will bear interest at the rate of 6.50% per annum. The Callable/Redeemable Notes will bear interest at the rate of 6.125% per annum to but excluding April 15, 2002 (the "Coupon Reset Date"). If the Callholder exercises the Call Option, (i) the Callable/Redeemable Notes will be purchased by the Callholder from the holders thereof at 100% of the principal amount thereof, on the terms and subject to the conditions described herein, and (ii) the interest rate on the Callable/Redeemable Notes will be reset at a rate determined by the Calculation Agent (the "Coupon Reset Rate") effective on the Coupon Reset Date pursuant to the Coupon Reset Process described below.

MATURITY DATE

     The Senior Notes will mature on April 15, 2010 (the "Senior Notes Final Maturity Date"). The Callable/Redeemable Notes will mature on April 15, 2012 (the "Callable/Redeemable Notes Final Maturity Date"). See "-- Redemption of the Notes." On the Coupon Reset Date, the Callable/Redeemable

Notes will be subject either to a call by the Callholder or mandatory redemption by the Company, from the holders thereof. See "-- Call Option; Mandatory Redemption of Callable/Redeemable Notes."

CALL OPTION; MANDATORY REDEMPTION OF CALLABLE/REDEEMABLE NOTES

     CALL OPTION. The "Callholder" with respect to the Callable/Redeemable Notes initially will be NationsBanc Montgomery Securities LLC . Pursuant to the terms of the Callable/Redeemable Notes, the Callholder has the right to purchase the Callable/Redeemable Notes, in whole but not in part, on the Coupon Reset Date (the "Call Option"), at a price equal to 100% of the principal amount thereof (the "Call Price"), by giving notice to the Trustee (the "Call Notice"). To exercise the Call Option, the Callholder must deliver the Call Notice to the Trustee in writing, prior to 4:00 p.m., New York City time, no later than fifteen calendar days prior to the Coupon Reset Date. The Trustee shall send a copy of the Call Notice to the Company and to the holders of the Callable/Redeemable Notes as required by the Indenture. If the Callholder exercises its rights under the Call Option for the Callable/Redeemable Notes,
(i) not later than 2:00 p.m., New York City time, on the Business Day prior to the Coupon Reset Date, the Callholder shall deliver the Call Price in immediately available funds to the Trustee for payment of the Call Price on the Coupon Reset Date, (ii) the Trustee will remit such payment on the Coupon Reset Date to DTC as payment for the purchase of such Callable/Redeemable Notes, and
(iii) payment will be made to the DTC Participant of each holder in accordance with applicable DTC procedures. In the event that the Callholder purchases the Callable/Redeemable Notes from the holders thereof on the Coupon Reset Date and any interest accrued thereon is unpaid as of such date, payment of such accrued but unpaid interest will be the obligation of the Company and not the Callholder.

     If the Callholder elects to exercise the Call Option, the obligation of the Callholder to pay the Call Price is subject to certain conditions precedent set forth in an Assignment Agreement between the Company and the Callholder (the "Assignment Agreement"). In addition, the Assignment Agreement shall provide for the termination thereof by the Callholder on or before the Coupon Reset Date upon the occurrence of certain events as set forth therein. No holder of the Callable/Redeemable Notes or any interest therein shall have any right or claim against the Callholder as a result of the Callholder not purchasing the Callable/Redeemable Notes.

     MANDATORY REDEMPTION OBLIGATION. If the Call Option has not been exercised, the Callholder fails to deliver the Call Price to the Trustee on the Business Day prior to the Coupon Reset Date, or the Callholder does not purchase the Callable/Redeemable Notes for any reason, the Company will repurchase such Notes (the "Mandatory Redemption Obligation") as a whole, but not in part, on the Coupon Reset Date, at a price equal to 100% of the principal amount of the Callable/Redeemable Notes plus all accrued and unpaid interest, if any, on such Callable/Redeemable Notes to the Coupon Reset Date (the "Mandatory Redemption Price"). In such case, (i) payment will be made by the Company on the Coupon Reset Date to DTC as payment for the purchase of such Callable/Redeemable Notes and (ii) payment will be made to the DTC Participant of each holder in accordance with applicable DTC procedures. No holder of Callable/Redeemable Notes or any interest therein has the right to consent or object to the Company's exercise of the Mandatory Redemption Obligation.

REDEMPTION OF THE NOTES

     Except as described below with respect to the Callable/Redeemable Notes, the Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date; provided that the Callable/Redeemable Notes will not be subject to redemption by the Company from the holders thereof prior to the Coupon Reset Date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

     "Adjusted Treasury Rate" means (i) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the Notes being redeemed plus (ii) 0.15%. If no maturity set forth under such heading exactly corresponds to the maturity of such Notes, yields for the two published maturities most closely corresponding to the maturity of such Notes shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Notes, then such other reasonably comparable index which shall be designated by the Company.

COUPON RESET PROCESS

     Pursuant to a Calculation Agent Agreement, between NationsBanc Montgomery Securities LLC and the Company (the "Calculation Agent Agreement"), NationsBanc Montgomery Securities LLC has been appointed the calculation agent for the Callable/Redeemable Notes (in its capacity as calculation agent for the Callable/Redeemable Notes, the "Calculation Agent"). With respect to the Callable/Redeemable Notes, if the Callholder exercises the Call Option as set forth above, then the following steps (the "Coupon Reset Process") shall be taken in order to determine the interest rate to be paid on such Callable/Redeemable Notes from and including the Coupon Reset Date to the Callable/Redeemable Notes Final Maturity Date. The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

(a) The Company shall provide the Calculation Agent with a list (the "Dealer List"), no later than seven Business Days prior to the Coupon Reset Date, containing the names and addresses of five dealers, one of which shall be the Callholder, from which it desires the Calculation Agent to obtain the Bids (as defined below) for the purchase of the Callable/Redeemable Notes.

(b) Within one Business Day following receipt by the Calculation Agent of the Dealer List, the Calculation Agent shall provide to each dealer ("Dealer") on the Dealer List (i) a copy of this Prospectus Supplement and the accompanying Prospectus, (ii) a copy of the form of such Callable/Redeemable Notes and (iii) a written request that each such Dealer submit a Bid to the Calculation Agent no later than 12:00 noon, New York City time, on the third Business Day prior to the Coupon Reset Date (a "Bid Date"). The time on and the date of the Bid Date by which Bids must be submitted may be changed by the Calculation Agent under certain circumstances as described in the form of the Callable/Redeemable Note. "Bid" shall mean an irrevocable written offer given by a Dealer for the purchase of the Callable/Redeemable Notes, settling on the Coupon Reset Date, and shall be quoted by such Dealer at a stated yield to maturity on the Callable/Redeemable Notes ("Yield to Maturity"). With respect to the Callable/Redeemable Notes, each Dealer shall be provided with (i) the name of the Company, (ii) the Purchase Price (which shall be stated as a US Dollar amount and be calculated by the Calculation Agent in accordance with clause (c) below), (iii) the principal amount and Callable/Redeemable Notes Final Maturity Date and (iv) the method by which interest will be calculated on such Callable/Redeemable Notes.

(c) The purchase price to be paid by any Dealer for the Callable/Redeemable Notes (the "Purchase Price") shall be equal to (i) the principal amount of the Callable/Redeemable Notes plus (ii) a premium (the "Notes Premium") which shall be equal to the excess, if any, of (A) the discounted present value to the Coupon Reset Date of a bond with a maturity equal to the Callable/Redeemable Notes Final Maturity

    Date, a per annum interest rate of 5.59%, semi-annual interest payments on April 15 and October 15 of each year, commencing April 15, 2002, and a principal amount of $700,000,000, and assuming a discount rate equal to the Treasury Rate over (B) $700,000,000. The "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the current on-the-run 10 year United States Treasury Security per Telerate page 500 at 11:00 a.m., New York time on the Bid Date (or such other date or time that may be agreed upon by the Company and the Calculation Agent) or, if such rate does not appear on Telerate page 500 at such time, the rates on GovPx End-of-Day Pricing at 3:00 p.m. on the Bid Date.

(d) The Calculation Agent shall immediately notify the Company of (i) the names of each of the Dealers from whom the Calculation Agent received Bids on the Bid Date, (ii) the Bid submitted by each such Dealer and (iii) the Purchase Price as determined pursuant to paragraph (c) hereof. Unless the Call Option has terminated, the Calculation Agent shall thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid"), and set the Coupon Reset Rate equal to the interest rate which would amortize the Notes Premium fully over the term of the Callable/Redeemable Notes at the Yield to Maturity indicated by the Selected Bid; provided, however, that if the Calculation Agent has not received a timely Bid from all Dealers, the Selected Bid shall be the lowest of all Bids received by such time; and, provided, further, that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid).

(e) Immediately after calculating the Coupon Reset Rate for the Callable/Redeemable Notes, the Calculation Agent shall provide written notice to the Company and the Trustee, setting forth such Coupon Reset Rate. The Coupon Reset Rate on the Callable/Redeemable Notes will be effective from and including the Coupon Reset Date. The Coupon Reset Rate determined by the Calculation Agent shall, absent manifest error, be binding on the Company and the Trustee.

(f) The Callholder shall sell the Callable/Redeemable Notes to the Dealer that made the Selected Bid at the Purchase Price for the Notes, such sale to be settled on the Coupon Reset Date in immediately available funds.

     The Calculation Agent Agreement provides that the Calculation Agent for the Callable/Redeemable Notes may resign at any time as Calculation Agent, such resignation to be effective ten Business Days after the delivery to the Company and the Trustee of notice of such resignation. In such case, the Company may appoint a successor Calculation Agent for the Callable/Redeemable Notes.

     The Callholder and the Calculation Agent, each, in its individual capacity, may buy, sell, hold and deal in the Callable/Redeemable Notes and may exercise any vote or join in any action which any holder of the Callable/Redeemable Notes may be entitled to exercise or take as if it were not the Callholder or the Calculation Agent, as applicable. The Callholder and the Calculation Agent, each, in its individual capacity, may also engage in any transaction with the Company or any of its affiliates as if it were not the Callholder or the Calculation Agent, respectively.

AGREEMENT AS TO TAX TREATMENT OF CALLABLE/REDEEMABLE NOTES

     Although the United States Federal income tax treatment of the Callable/Redeemable Notes is not certain, the terms of the Callable/Redeemable Notes provide that the Company and all holders of the Callable/Redeemable Notes agree to treat the Callable/Redeemable Notes as fixed rate debt instruments that mature on the Coupon Reset Date for United States Federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

BOOK-ENTRY SYSTEM

     The Notes will be evidenced by one or more global fully-registered Notes of the related series (the "Global Notes"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

     Holders may hold their interests in any of the Global Notes directly through DTC, or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

     Holders who are not Participants may beneficially own interests in a Global Note held by DTC only through Participants, including certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of any Global Note, Cede for all purposes will be considered the sole holder of such Global Note. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

     Neither the Company nor the Trustee (nor any registrar or paying agent) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Note.

     The Global Notes will be registered in the name of DTC's nominee. Except as set forth below, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     DTC has advised the Company and the Underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

     Upon the issuance by the Company of the Global Notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of Notes to the accounts of Participants. The accounts to be credited shall be designated by the applicable Underwriter. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Beneficial interests in a Global Note will be shown on, and the transfer thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of Participants) or by Participants or persons that may hold interests through Participants (with respect to beneficial interests of beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     For a Global Note, so long as DTC or its nominee is the registered owner of such Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Note in certificated form and will not be considered the owners or holders thereof under the Indenture.

     Principal and interest payments in respect of the Notes will be made in immediately available funds by the Company to DTC or its nominee, as the case may be, as the holder of the related Global Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Notes as shown on the records of DTC. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes will be governed by standing customer instructions and customary practices, as is now the case, with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants. Payments to DTC in respect of the Notes which are represented by the Global Notes shall be the responsibility of the Company or the Trustee, disbursement of such payments to direct Participants shall be the responsibility of DTC and disbursement of such payments to beneficial owners shall be the responsibility of direct and Indirect Participants.

     Conveyance of notices and other communications by DTC to direct Participants, by direct Participants to Indirect Participants and by direct and Indirect Participants to beneficial owners are governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time.

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes of like term and rank in certificated form in exchange for each Global Note. In addition, the Company may at any time determine not to have Notes represented by the Global Notes. In any such instance, owners of beneficial interests in the Global Notes will be entitled to physical delivery of Notes of like term and rank in certificated form equal in principal amount to such beneficial interest and to have such Notes registered in their names. Notes so issued in certificated form will be issued in the applicable minimum denominations of the related series of Notes and will be issued in registered form only, without coupons.

CONCERNING THE TRUSTEE

     Citibank N.A. ("Citibank") participates with a group of banks in a Revolving Credit Agreement with the Company. See also "The Securities -- The Trustees under the Indentures" in the accompanying Prospectus. Pursuant to the Trust Indenture Act of 1939, as amended, should a default occur with respect to the Notes when Citibank has a conflicting interest as defined under such Act, then Citibank would be required to resign as trustee under the Indenture within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States Federal income tax considerations relating to the purchase, ownership and disposition of the Notes by a holder of the Notes who purchases such Notes at original issue. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all Federal income tax considerations applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary is limited to investors who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

     An opinion of tax counsel is not binding on the Internal Revenue Service (the "Service") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the Service with respect to any of the Federal income tax considerations discussed below, and no assurance can be given that the Service will not take contrary positions.

TREATMENT OF SENIOR NOTES

     Each holder of Senior Notes should include in income the interest paid or accrued on the Senior Notes in accordance with its usual method of accounting. Upon the sale, exchange, redemption or other disposition of Senior Notes by a holder of such Senior Notes, the holder should recognize capital gain or loss equal to the difference between the amount realized from the disposition of the Senior Notes (exclusive of amounts attributable to the payment of accrued interest not previously included in income, which will be taxable as ordinary income) and the holder's adjusted tax basis in the Senior Notes at the time of the sale, exchange, redemption or other disposition. A holder's adjusted tax basis in the Senior Notes generally will equal the holder's purchase price for such Senior Notes. Pursuant to recently enacted legislation, in the case of a holder who is an individual, any capital gain recognized on the disposition of the Senior Notes will generally be subject to U.S. Federal income tax at a maximum rate of (i) 20%, if the holder's holding period in the Senior Notes was more than 18 months at the time of such sale, exchange, redemption or other disposition, or (ii) 28%, if the holder's holding period in such Senior Notes was more than one year, but not more than 18 months, at the time of such sale, exchange, redemption, or other disposition. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

TREATMENT OF CALLABLE/REDEEMABLE NOTES

     In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company ("Special Tax Counsel"), although there are no precedents directly applicable to instruments such as the Callable/Redeemable Notes, the Callable/Redeemable Notes should be treated for U.S. tax purposes as fixed rate debt instruments maturing on the Coupon Reset Date. Each purchaser of such Callable/Redeemable Notes will agree by its purchase to treat such Callable/Redeemable Notes accordingly. Therefore, in the opinion of Special Tax Counsel, such Callable/Redeemable Notes should be treated as described above under "-- Treatment of Senior Notes." However, the Service could contend that the Callable/Redeemable Notes mature on the Callable/Redeemable Notes Final Maturity Date rather than the Coupon Reset Date. Because of the Coupon Reset Process, if the Callable/Redeemable Notes were treated as maturing on the Callable/ Redeemable Notes Final Maturity Date, holders would be subject to certain Treasury Regulations dealing with contingent payment debt obligations (the "Contingent Debt Regulations"). Under the Contingent Debt Regulations, a holder could be required (regardless of such holder's usual method of accounting) to include annually as ordinary income amounts in excess of actual cash payments received. In addition, if the Contingent Debt Regulations applied, any gain recognized on the sale of Callable/Redeemable Notes would be treated as interest income, while any losses would generally be ordinary to the extent of previously accrued original issue discount, and any excess would be capital loss. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

FOREIGN HOLDERS OF NOTES

     Interest paid to a holder that is not a United States person (a "Foreign Holder") generally will not be subject to the 30% withholding tax generally imposed with respect to U.S. source interest paid to such persons, provided that such holder is not engaged in a trade or business in the United States in connection with which it holds such Notes, does not bear certain relationships to the Company and fulfills certain certification requirements. Under such certification requirements, the holder must certify, under penalties of perjury, that it is not a "United States person" and is the beneficial owner of the Notes, and must provide its name and address. For this purpose, "United States person" means a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), an estate the income of which is includible in gross income for United States Federal income tax purposes, regardless of its source, or a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to substantial decisions.

     A Foreign Holder generally will not be subject to United States Federal income tax with respect to any gain recognized upon the disposition of Notes unless (i) such gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the United States, (ii) in the case of an individual holder, such Foreign Holder is present in the United States for 183 days or more in the taxable year during which the disposition occurs and certain other conditions are met or (iii) with respect to the Callable/Redeemable Notes, such Notes are treated as subject to the Contingent Debt Regulations and the holder fails to satisfy the certification requirements of the preceding paragraph.

BACKUP WITHHOLDING

     Payments made on the Notes and proceeds from the sale of Notes will not be subject to a "backup" withholding tax of 31% unless, in general, the holder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Company and the Callholder, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the Notes are acquired by a Plan with respect to which the Company or, in the case of the Callable/Redeemable Notes, the Callholder is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase or holding of the Notes or sale of Callable/Redeemable Notes to the Callholder could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory, regulatory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts in relation to an acquisition or sale of Notes that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the Notes, a Plan should determine whether the Company or, in the case of an investment in Callable/Redeemable Notes, the Callholder, is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the Notes, Plans should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the Notes is appropriate for the Plan, taking into account, among other things, the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement Basic Provisions and the Terms Agreement dated the date hereof (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Senior Notes and of the Callable/Redeemable Notes set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                               PRINCIPAL      PRINCIPAL AMOUNT OF
                                                               AMOUNT OF      CALLABLE/REDEEMABLE
                        UNDERWRITERS                          SENIOR NOTES           NOTES
                        ------------                          ------------    -------------------
Lehman Brothers Inc. .......................................  $175,000,000       $245,000,000
Chase Securities Inc. ......................................   150,000,000        210,000,000
Citicorp Securities, Inc. ..................................    50,000,000         70,000,000
J.P. Morgan Securities Inc. ................................    50,000,000         70,000,000
NationsBanc Montgomery Securities LLC.......................    50,000,000         70,000,000
Blaylock & Partners, L.P. ..................................    25,000,000         35,000,000
                                                              ------------       ------------
          Total.............................................  $500,000,000       $700,000,000
                                                              ============       ============

     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the respective public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such prices less a concession not in excess of 0.40% and 0.30% of the principal amount of the Senior Notes and the Callable/Redeemable Notes, respectively. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.20% and 0.15% of the principal amount of the Senior Notes and the Callable/Redeemable Notes, respectively, to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

     The Company has agreed to sell to NationsBanc Montgomery Securities LLC, as Callholder, the Call Option for aggregate proceeds of $20,510,000.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they intend to make a market in the Notes. The Underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. See "-- Risk Factors -- Intention to Deregister."

     The Company has agreed to indemnify the Underwriters against or make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Until the distribution of the Notes to be offered hereby is completed, the rules of the Commission may limit the ability of the Underwriters to bid for and purchase Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     In addition, if the Underwriters over-allot (i.e., they sell more Notes than are set forth on the cover page of this Prospectus Supplement), and thereby create a short position in the Notes in connection with the offering hereby, the Underwriters may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

     Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that any transaction described above may have on the price of the Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of their respective businesses, the Underwriters and certain of their affiliates have engaged and may in the future engage in commercial banking and/or investment banking transactions with the Company and its affiliates.

                                 LEGAL OPINIONS

     The legality of the Notes will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York and for the Underwriters by Brown & Wood LLP, New York, New York. Certain Federal income tax matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP.

PROSPECTUS

                                 $1,200,000,000

                         MCI COMMUNICATIONS CORPORATION
                SENIOR/SUBORDINATED/CONVERTIBLE DEBT SECURITIES
                            ------------------------
     MCI Communications Corporation (the "Company" or "MCI") from time to time may offer up to $1,200,000,000 aggregate principal amount (or its equivalent in any other currency or composite currency) of its senior unsecured debt securities (the "Senior Securities"), subordinated unsecured debt securities (the "Subordinated Securities") and/or subordinated unsecured debt securities (the "Convertible Subordinated Securities") convertible into the common stock, par value $.10 per share, of the Company (the "Common Stock"), in separate series in amounts, at prices and on terms to be determined at the time of sale (the Senior Securities, the Subordinated Securities and the Convertible Subordinated Securities being herein referred to collectively as the "Securities"). The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents. See "Plan of Distribution."

     The terms of the Securities, including, where applicable, the specific designation, rank, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for conversion, if any, terms for redemption, if any, at the option of the Company or repayment, if any, at the option of the holder, terms for sinking fund payments and other variable terms of the Securities, if any, the initial public offering price, if any, the names of, and the principal amounts to be purchased by, dealers, if any, the compensation of such dealers and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, are set forth in one or more accompanying Prospectus Supplements (each, a "Prospectus Supplement").

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is October 4, 1996.

                       CERTAIN INVESTMENT CONSIDERATIONS

     This Prospectus does not describe all of the risks of an investment in Securities, whether resulting from such Securities being denominated or payable in or determined by reference to currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. The Company disclaims any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Securities and the suitability of investing in such Securities in light of their particular circumstances. Such Securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas.

     An investment in Securities indexed, as to principal, premium and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such index or indices, either directly or indirectly, may be subject to significant changes, that no interest will be payable or that interest will be paid at a rate lower than that applicable to a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, may occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the date of maturity (or the date of redemption or repayment, if any). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium and/or interest payable with respect to such Securities contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Furthermore, any optional redemption feature of Securities might affect the market value of such Securities. Since the Company may be expected to redeem such Securities when prevailing interest rates are relatively low, holders of such Securities generally will not be able to reinvest the proceeds at an effective interest rate as high as the current interest rate on such Securities.

     The secondary market, if any, for such Securities will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices, including the complexity and volatility of such index or indices, the method of calculating the principal, premium, if any, and/or interest in respect of such Securities, the time remaining to the maturity of such Securities, the outstanding amount of such Securities, any redemption features of such Securities, the amount of other debt securities linked to such index or indices and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Securities. In addition, certain Securities may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Securities readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Securities unless such investor understands and is able to bear the risk that such Securities may not be readily saleable, that the value of such Securities will fluctuate over time and that such fluctuations may be significant.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048: and Chicago Regional Office Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661: and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, Current Reports on Form 8-K dated June 21, 1996, August 8, 1996, October 3, 1996 and October 4, 1996 previously filed by MCI with the Commission, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     Each document filed by MCI with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of the Securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document.

     MCI undertakes to provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference other than exhibits to such documents. Request for such copies should be directed to the Secretary, MCI Communications Corporation, 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone: (202) 872-1600).

                                  THE COMPANY

     MCI Communications Corporation, a Delaware corporation organized in 1968, has its principal executive offices at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number: (202) 872-1600). Unless the context otherwise requires, the "Company" or "MCI" means MCI Communications Corporation and its subsidiaries. MCI is a registered service mark of MCI Communications Corporation.

     MCI and its subsidiaries provide a broad range of communication services, including long-distance telecommunication services, local and wireless services and information technology services. The provision of long-distance telecommunication services is the core business of MCI and its subsidiaries. Long-distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone services, data communication services, teleconferencing services and electronic messaging services. During each of the last three years, more than 90% of the operating revenues and operating income of MCI and its subsidiaries were derived from its core business. Through its subsidiaries, MCI is the second largest carrier of long-distance telecommunication services in the United States and the third largest carrier of international long-distance telecommunication services in the world.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (UNAUDITED)(A)

     The following table sets forth the ratios of earnings to fixed charges for MCI and its subsidiaries for the periods indicated:

                                            SIX MONTHS
                                               ENDED                           YEAR ENDED
                                             JUNE 30,                          DECEMBER 31
                                         -----------------   -----------------------------------------------
                                          1996      1995      1995      1994      1993      1992      1991
                                         -------   -------   -------   -------   -------   -------   -------
Ratio of Earnings to Fixed Charges....      5.38      5.62      3.34      4.82      4.12      3.63      3.37

---------------

(a) For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary item. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense representative of an interest factor.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be added to its general corporate funds and will be used for general corporate purposes. Until so utilized, the net proceeds will be invested in income producing securities.

                                 THE SECURITIES

EXPLANATORY STATEMENT

     (Applicable to Senior Securities, Subordinated Securities and Convertible Subordinated Securities)

     The Senior Securities are to be issued under an Indenture dated as of February 17, 1995, as supplemented by Supplement No. 1 to the Indenture, dated as of October 4, 1996 (the "Senior Indenture"), between the Company and Citibank, N.A., as trustee ("Citibank"), the Subordinated Securities are to be issued under an Indenture dated as of October 15, 1989 (the "Subordinated Indenture"), between the Company and Bankers Trust Company, as trustee ("Bankers Trust"), and the Convertible Subordinated Securities are to be issued under an Indenture dated as of October 15, 1989 (the "Convertible Indenture"), between the Company and Bankers Trust, as trustee. The form of Senior Indenture, the Subordinated Indenture and the Convertible Indenture (being sometimes referred to herein collectively as the "Indentures" and, individually, as an "Indenture") are filed as exhibits to the Registration Statement relating to the Securities (the "Registration Statement"). The Indentures are subject to the provisions of the Trust Indenture Reform Act of 1990, as amended.

     The Indentures do not limit the aggregate principal amount of the Securities which may be issued thereunder and provide that the Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Company may, from time to time, without the consent of the holders of the Securities, provide for the issuance of Securities under the Indentures in addition to the $1,200,000,000 (or the equivalent thereof in one or more foreign or composite currencies) aggregate principal amount of Securities available for issuance as of the date of this Prospectus.

     The Company's assets consist principally of the stock in its subsidiaries. Therefore, its rights and the rights of its creditors, including the holders of the Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The Indentures do not limit the amount of unsecured indebtedness of the Company or any subsidiary, the payment of dividends by the Company or its acquisition of any of its equity securities.

     Nothing in the Indentures or in the terms of the Securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the Subordinated Securities or the Convertible Subordinated Securities. Nothing in the Indentures affords holders of Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. However, the Senior Indenture does contain certain restrictive covenants with respect to the business of the Company and its subsidiaries and liens on and the sale or lease of the stock or certain assets of MCI Telecommunications Corporation, a wholly-owned subsidiary of the Company, which may make more difficult or discourage any such transactions. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company could cause a material decline in the credit quality of the outstanding Securities. See "Description of Senior Securities -- Covenants."

     The particular terms of each series of Securities, as well as any modifications of or additions to the general terms of the Senior Securities, the Subordinated Securities or the Convertible Subordinated Securities, as described herein, which may be applicable in the case of a particular series of Securities, will be described in a Prospectus Supplement relating to such series of Securities. Accordingly, for a description of the terms of a particular series of Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Senior Securities, Subordinated Securities or Convertible Subordinated Securities, as appropriate, set forth in this Prospectus.

BEARER SECURITIES

     The Company also may offer from time to time securities in bearer form ("Bearer Securities") outside the United States at varying prices and terms. Such offerings of Bearer Securities may be separate from, or simultaneous with, offerings of Securities in the United States. The Bearer Securities are not offered by this Prospectus and may not be purchased by U.S. persons other than foreign branches of certain U.S. financial institutions. For purposes of this Prospectus, "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust which is subject to United States income taxation regardless of its source of income.

CERTAIN DEFINITIONS

     "Contingent Obligation" means, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

     "Coupon" means any interest coupon appertaining to any Bearer Security.

     "Discount Security" means any Security that is issued with "original issue discount" within the meaning of Section 1273(a) of the Internal Revenue Code of 1986 and the regulations thereunder and any other Security designated by the Company as issued with original issue discount for United States federal income tax purposes.

     "Disposed Assets" means all assets of MCI Telecom other than cash and cash equivalents, equity investments, intercompany receivables (but only if the receivables in question are being transferred to the Company or any of its Subsidiaries), franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense, and other like intangibles (but excluding rights of way treated as assets).

     "Indebtedness" means, with respect to any Person, (a) all obligations of such Person for borrowed money (including, with limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all obligations to pay for the deferred purchase price of property or services except trade accounts payable and accrued liabilities arising in the ordinary course of business; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, however, that Indebtedness shall not include obligations of a Person which are owed to a trust or other special purpose entity all of whose common equity is beneficially owned by such Person.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or segregated deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement or the filing of any financing statement naming the owner of the asset to which such Lien shall relate as debtor (other than in connection with a transaction in which such asset shall have been leased by the named debtor) under the Uniform Commercial Code or comparable law of any jurisdiction.

     "MCI Telecom" means MCI Telecommunications Corporation, a Delaware corporation, and wholly-owned subsidiary of MCI.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Stated Maturity," when used with respect to any Security or any installment of principal (including any sinking fund payment) thereof or premium thereon or interest thereon, means the date specified in such Security or Coupon, if any, representing such installment of interest, as the date on which the principal of such Security or such installment of principal, premium or interest is due and payable.

     "Subsidiary," in connection with the covenants set forth below under "Description of Senior Securities -- Covenants," means, with respect to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and (ii) any partnership of which such Person or any Subsidiary is a general partner or any partnership more than 50% of the equity interests of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries.

EVENTS OF DEFAULT; RIGHTS UPON DEFAULT

     An "Event of Default" is defined in the Indentures to mean failure to pay interest when due for 30 days; failure to pay principal or premium, if any, when due; failure to make any sinking fund installment when due; failure on MCI's part to observe any of its other covenants under the Indentures (other than certain covenants solely for the benefit of holders of a different series of Securities) for a period of 90 days after notice (from the appropriate Trustee or holders of at least 25% in aggregate principal amount of the outstanding Securities of a series); and certain events of bankruptcy or reorganization of MCI. In addition, an "Event of Default" under the Senior Indenture occurs with respect to a series of Senior Securities when an event of default in respect of any Indebtedness or Contingent Obligation under which the Company or any of its subsidiaries has at the date of such event of default outstanding at least $75,000,000, or the equivalent in another currency or currencies, aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such Indebtedness or Contingent Obligation shall, as a result thereof, have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 30 days after notice of such acceleration shall have been given to the Company by the Trustee under the Senior Indenture (if such event be known to it), or to the Company and the Trustee under the Senior Indenture by the holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series; provided, however, that if such event of default in respect of any Indebtedness or Contingent Obligation shall be remedied or cured by the Company or waived by the holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation, then, unless the Securities of such series shall have been accelerated as provided in this provision, the Event of Default under this provision by reason of such provision shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee under the Senior Indenture or any holders of the Securities of such series.

     If an Event of Default with respect to Securities of any series at the time outstanding occurs and is continuing, either the appropriate Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Securities of that series, by notice as provided in the appropriate Indenture, may declare the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the appropriate Trustee, the holders of a majority in aggregate principal amount of the outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Indentures provide that the appropriate Trustee shall, within 90 days after the occurrence of a default, give to the holders of Securities notice of all uncured defaults known to it; provided that, except in the case of default in the payment of the principal of, premium, if any, or interest on any of the Securities or in the payment of any sinking fund installment, the appropriate Trustee shall be protected in withholding such notice if in good faith it determines that the withholding of such notice is in the interest of the holders of Securities.

     MCI is required, pursuant to the terms of the Indentures and applicable law, to furnish each Trustee within 120 days after the close of each fiscal year a written statement of certain of MCI's officers to the effect that they have reviewed MCI's activities and its performance under the Senior Indenture, the Subordinated Indenture or the Convertible Indenture, as the case may be, and that, to the best of their knowledge, MCI has fulfilled all its obligations under such Indenture (or, if it has not, specifying the nature and status of such default).

     In case an Event of Default shall occur (which shall not have been cured or waived), the appropriate Trustee will be required to exercise its rights and powers under the appropriate Indenture and use in such exercise the degree of care and skill of a prudent man under the circumstances in the conduct of his own affairs. Subject to such provisions, such Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request of any of the holders of Securities, unless they shall have offered to the Trustee reasonable security or indemnity. Except as specifically provided in the Indentures, nothing therein relieves a Trustee thereunder from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of each of the Indentures may be made by the Company and the appropriate Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment or principal of or interest on or sinking fund payment, on any Security, (b) reduce the principal amount of, or premium or interest on, any Security, or (c) reduce the percentage in principal amount of outstanding Securities of any series, the consent of whose holders is required for modification or amendment of an Indenture. In addition, no modification or amendment of the Convertible Indenture may, without the consent of the holder of each Convertible Subordinated Security affected thereby, adversely affect the terms of conversion of the Convertible Subordinated Securities and no modification or amendment of the Subordinated Indenture or the Convertible Indenture may, without the written consent of each holder of Senior Indebtedness (as defined in each such Indenture as set forth below), modify, directly or indirectly, the subordination provisions therein or the definition of Senior Indebtedness in any manner that might alter or impair the subordination of the Subordinated Securities (and any Coupons appertaining thereto) or the Convertible Subordinated Securities.

     No modification or amendment of the Senior Indenture or the Subordinated Indenture may, without the consent of the holder of each outstanding Security affected thereby, (a) change the Stated Maturity of or reduce the amount of any payment to be made with respect to a Coupon, (b) change any obligation of the Company to pay additional interest contemplated by the Indentures, (c) reduce the amount of principal of a Discount Security payable upon acceleration of the maturity thereof, (d) change the currency in which any Security or any premium or interest thereon is denominated or payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security after the Stated Maturity or date or redemption, (f) reduce the percentage in principal amount of outstanding Securities of any series, the consent of whose holders is required for waiver of compliance with certain provisions of any such Indentures or for waiver of certain defaults, (g) limit any obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities, (h) limit the obligation of the Company to redeem certain Bearer Securities or Coupons the beneficial owners of which are required by United States law to disclose their nationality, residence or identity, or (i) modify any of the provisions set forth in this paragraph or in the preceding paragraph and regarding the waiver of past defaults except to increase any such percentage.

     The holders of not less than a majority in principal amount of the outstanding Securities of each series may, on behalf of all holders of Securities of that series and any Coupons appertaining thereto, waive any past default under the appropriate Indenture with respect to Securities of that series, except a default (a) in the payment of principal of, or any premium on or any interest on, any Security of such series or in the payment of a related Coupon or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the holder of each outstanding Security of such series affected.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of the outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder (i) the principal amount of any Discount Security deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and (ii) the principal amount of a Security denominated in other than U.S. dollars will be the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the principal amount of such Security.

     A meeting may be called at any time by the appropriate Trustee, or upon the request of the Company or the holders of at least 10% in principal amount of the outstanding Securities of a series, in any such case upon notice given in accordance with the appropriate Indenture. Except as limited by the proviso in the fourth preceding paragraph and by the third preceding paragraph, any resolution presented at a meeting may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Securities of that series: provided, however, that, except as limited by the proviso in the fourth preceding paragraph and by the third preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is more or less than a majority, in principal amount of outstanding Securities of a series may be adopted at a meeting by the affirmative vote of the holders of at least such specified percentage in principal amount of the outstanding Securities of that series.

THE TRUSTEES UNDER THE INDENTURES

     Citibank participates with a group of banks in a Revolving Credit Agreement with the Company. As of June 30, 1996, Citibank had no loans outstanding to MCI under this facility. Citicorp Securities, Inc., an affiliate of Citibank, and Citibank serve as dealer and issuing and paying agent, respectively, for MCI's commercial paper program. In addition, MCI maintains depository accounts with Citibank and Citicorp Securities, Inc. serves as an Agent under MCI's medium-term note program.

     Bankers Trust has been a dealer in connection with certain short-term investments made by MCI.

     Both Citibank and Bankers Trust are customers of MCI. Citicorp, the parent of Citibank, is one of MCI's ten largest customers by revenue.

                        DESCRIPTION OF SENIOR SECURITIES

  REFERENCE IS MADE TO THE EXPLANATORY STATEMENT COMMENCING ON PAGE 4 OF THIS
                                   PROSPECTUS

     The Senior Securities are to be issued under the Senior Indenture. The following description of the Senior Indenture and the Senior Securities and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Senior Indenture and the Senior Securities, including the definitions therein of certain terms. Wherever particular sections of, or terms defined in, the Senior Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

     The Senior Indenture provides that there may be more than one trustee under the Senior Indenture, each with respect to one or more different series of Senior Securities. In the event that there is more than one trustee under the Senior Indenture, the powers and trust obligations of each trustee as described herein shall extend only to the one or more series of Senior Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those Senior Securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and premium, if any, and interest, if any, on each series of Senior Securities will be payable, and the Senior Securities will be exchangeable and transfers thereof will be registrable, at the office of Citibank at 111 Wall Street, Fifth Floor, New York, New York 10043, provided that, unless other arrangements are made, payments of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

LIMITATIONS ON CONSOLIDATION AND MERGER

     MCI may not, nor shall it permit MCI Telecom to, merge, consolidate or combine directly or indirectly with or into any Person, except (a) MCI Telecom may merge, consolidate or combine with or into any other Person, if immediately after giving effect thereto, (i) no Event of Default, and no event which, after notice or lapse of time or both, would constitute an Event of Default, would exist, and (ii) MCI Telecom shall be the surviving corporation in such merger, consolidation or combination, or the successor entity is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof, and (b) MCI may merge, consolidate or combine with another entity if (i) MCI shall be the corporation surviving the merger, or the corporation into which the Company shall be merged or formed by any such consolidation is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof and expressly assumes MCI's obligations on all the Securities and any Coupons relating thereto and under the Senior Indenture, and (ii) if immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would constitute an Event of Default, would exist.

COVENANTS

     Maintenance of Telecommunications Business. MCI shall maintain the business of providing telecommunications services as a principal business of the Company and its Subsidiaries taken as a whole and shall cause MCI Telecom to maintain such business as its principal business.

     Limitation on Liens. From and after the date of the first issuance of Securities under the Senior Indenture, MCI may not directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of the capital stock of MCI Telecom, nor shall it permit MCI Telecom to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or assets, whether owned as of such date or thereafter acquired, unless the Senior Securities then outstanding shall be equally and ratably secured with any other obligation or indebtedness so secured, except for any of the following: (a) any Lien existing on the property of MCI Telecom on the date of the first issuance of Securities under the Senior Indenture securing Indebtedness outstanding on such date; (b) Liens for taxes, assessments or other governmental charges which are not delinquent or remain payable without material penalty, or the validity of which is contested in good faith by appropriate proceedings (to the extent that it would be appropriate to contest the levy or imposition of such tax as an alternative to payment) upon stay of execution or the enforcement thereof and for which adequate reserves or other appropriate provision has been made in accordance with generally accepted accounting principles; (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not material or, if material, are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (d) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and do not materially detract from the overall value to MCI Telecom of all property and assets of MCI Telecom subject to such Liens or interfere with the ordinary conduct of the business of MCI Telecom; (g) Liens on assets which shall be acquired by MCI Telecom either directly or through the acquisition of the owner of such assets after the date of the first issuance of Securities under the Senior Indenture, if such Liens shall have existed at the time the assets or the owner of such assets were acquired and shall not have been created in anticipation thereof by or with the agreement of MCI Telecom; (h) Liens on assets (other than current assets) which shall be acquired by MCI Telecom after the date of the first issuance of Securities under the Senior Indenture, if such Liens shall have been created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost of the acquisition of such assets or shall otherwise be created in anticipation of such acquisition by or with the agreement of MCI Telecom; and (i) Liens not otherwise permitted hereunder securing obligations of MCI Telecom in an aggregate amount not to exceed an amount equal to 10% of the total assets of MCI Telecom at any time, provided that, at the time any such Lien is created or incurred, the aggregate book value of the assets subject to such Lien shall not exceed an amount equal to 125% of the amount of the obligation secured by such assets.

     As of June 30, 1996, the book value of the assets of MCI Telecom, after elimination of intercompany balances, represented more than 80% of the consolidated assets of the Company.

     Limitation on Sales and Leases of Assets. From and after the date of the first issuance of Securities under the Senior Indenture, MCI may not, directly or indirectly, sell, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of the shares of capital stock of MCI Telecom, nor shall MCI permit MCI Telecom to, directly or indirectly, sell, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or a material part of the assets, business or property of MCI Telecom (including, without limitation, accounts and notes receivable, with or without recourse), whether owned as of such date or thereafter acquired, or enter into any agreement to do any of the foregoing, except any of the following; (a) dispositions by MCI Telecom of obsolete or worn-out property or real property no longer used or useful in its business; (b) sales to local exchange carriers, with or without recourse, of customer receivables in the ordinary course of business; (c) dispositions of assets acquired, either directly or through the acquisition of the owner of such assets, after the date of the first issuance of Securities under the Senior Indenture, provided, that each such disposition shall be for fair and adequate consideration; and (d) dispositions (including, without limitation, sales pursuant to sale-leaseback transactions) by MCI Telecom not otherwise permitted hereunder which are made for fair market value, provided that the book value of all Disposed Assets disposed of after the date of the first issuance of Securities under the Senior Indenture does not exceed 25% of the greater of (i) the book value of the assets of MCI Telecom as of December 31, 1995 and (ii) the book value of the assets of MCI Telecom as of the date of the most recent financial statements furnished to Citibank.

                     DESCRIPTION OF SUBORDINATED SECURITIES

  REFERENCE IS MADE TO THE EXPLANATORY STATEMENT COMMENCING ON PAGE 4 OF THIS
                                   PROSPECTUS

     The Subordinated Securities are to be issued under the Subordinated Indenture. The following description of the Subordinated Indenture and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Subordinated Indenture, including the definitions therein of certain terms. Wherever particular sections of, or terms defined in, the Subordinated Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

     The Subordinated Indenture provides that there may be more than one trustee under the Subordinated Indenture, each with respect to one or more different series of Subordinated Securities. In the event that there is more than one trustee under the Subordinated Indenture, the powers and trust obligations of each trustee as described herein shall extend only to the one or more series of Subordinated Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those Subordinated Securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of, premium, if any, and interest, if any, for each series of Subordinated Securities will be payable, and the Subordinated Securities will be exchangeable and transfers thereof will be registrable, at the office of Bankers Trust at Four Albany Street, New York, New York 10006, provided that, unless other arrangements are made, payments of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

LIMITATIONS ON CONSOLIDATION, MERGER AND SALE OF ASSETS

     MCI may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, unless (a) the successor entity is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof and expressly assumes MCI's obligations on all the Securities and Coupons relating thereto and under the Subordinated Indenture; and (b) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of MCI, whether outstanding on the date of the Subordinated Indenture or thereafter incurred. Senior Indebtedness is defined in the Subordinated Indenture as any liability or obligation of MCI (whether incurred directly by MCI, by assumption or otherwise) (i) for money borrowed (except as indicated below), or (ii) arising under a lease of property, equipment or other assets which, pursuant to generally accepted accounting principles then in effect, is classified upon the balance sheet of MCI or any subsidiary of MCI as a liability of MCI or such subsidiary, or (iii) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI) of the type described in clauses (i) or (ii) above, or (iv) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI), where the liability or obligation of MCI is, by the express terms of the guaranty, superior in right of payment to the Subordinated Securities, or (v) created, incurred or assumed by MCI in connection with the acquisition of any other business, where, but only if, the liability or obligation of MCI is, by the express terms of the agreement or instrument creating or evidencing such liability or obligation of MCI, superior in right of payment to the Subordinated Securities, unless, in each such case, it is provided in the agreement or instrument creating or evidencing such liability or obligation of MCI or pursuant to which such liability or obligation is outstanding, that such liability or obligation is not superior in right of payment to any Subordinated Securities. Any Convertible Subordinated Securities issued under the Convertible Indenture do not constitute Senior Indebtedness with respect to the Subordinated Securities and will rank on a parity with the Subordinated Securities in right of payment.

     By reason of the subordination described above, in the event of insolvency, creditors of MCI who are not holders of Senior Indebtedness or of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness, and may recover more, ratably, than the holders of the Subordinated Securities. As of June 30, 1996, the aggregate amount of Senior Indebtedness was approximately $3,908 million. See also "The Securities -- Explanatory Statement".

               DESCRIPTION OF CONVERTIBLE SUBORDINATED SECURITIES

  REFERENCE IS MADE TO THE EXPLANATORY STATEMENT COMMENCING ON PAGE 4 OF THIS
                                   PROSPECTUS

     The Convertible Subordinated Securities are to be issued under the Convertible Indenture. The following description of the Convertible Indenture and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Convertible Indenture, including the definitions therein of certain terms. Wherever particular sections of, or terms defined in, the Convertible Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

     The Convertible Indenture provides that there may be more than one trustee under the Convertible Indenture, each with respect to one or more different series of Convertible Subordinated Securities. In the event that there is more than one trustee under the Convertible Indenture, the powers and trust obligations of each trustee as described herein shall extend only to the one or more series of Convertible Subordinated Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those Convertible Subordinated Securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of, premium, if any, and interest, if any, for each series of Convertible Subordinated Securities will be payable, and the Convertible Subordinated Securities will be exchangeable, transfers thereof will be registrable and may be presented for conversion, at the office of Bankers Trust at Four Albany Street, New York, New York 10006, provided that, unless other arrangements are made, payments of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

LIMITATIONS ON CONSOLIDATION, MERGER AND SALE OF ASSETS

     MCI may not consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, unless (a) the successor entity is a corporation organized and existing under the laws of the United States of America or any political subdivision or State thereof and expressly assumes MCI's obligations on all the Securities and Coupons relating thereto and under the Convertible Indenture and
(b) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Convertible Subordinated Securities will be subordinated in right of payment, as set forth in the Convertible Indenture, to the prior payment in full of all Senior Indebtedness of MCI, whether outstanding on the date of the Subordinated Indenture or thereafter incurred. Senior Indebtedness is defined in the Convertible Indenture as any liability or obligation of MCI (whether incurred directly by MCI, by assumption or otherwise) (i) for money borrowed (except as indicated below), or (ii) arising under a lease of property, equipment or other assets which, pursuant to generally accepted accounting principles then in effect, is classified upon the balance sheet of MCI or any subsidiary of MCI as a liability of MCI or such subsidiary, or (iii) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI) of the type described in clauses (i) or (ii) above, or (iv) arising under an express written guaranty by MCI of the liability or obligation of another (including any subsidiary of MCI), where the liability or obligation of MCI is, by the express terms of the guaranty, superior in right of payment to the Convertible Subordinated Securities, or (v) created, incurred or assumed by MCI in connection with the acquisition of any other business, where, but only if, the liability or obligation of MCI is, by the express terms of the agreement or instrument creating or evidencing such liability or obligation of MCI, superior in right of payment to the Convertible Subordinated Securities, unless, in each such case, it is provided in the agreement or instrument creating or evidencing such liability or obligation of MCI or pursuant to which such liability or obligation is outstanding, that such liability or obligation is not superior in right of payment to any Convertible Subordinated Securities. Any Subordinated Securities issued under the Subordinated Indenture do not constitute Senior Indebtedness with respect to the Convertible Subordinated Securities and will rank on a parity with the Convertible Subordinated Securities in right of payment.

     By reason of the subordination described above, in the event of insolvency, creditors of MCI who are not holders of Senior Indebtedness or of the Convertible Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness, and may recover more, ratably, than the holders of the Convertible Subordinated Securities. As of June 30, 1996, the aggregate amount of Senior Indebtedness was approximately $3,908 million. See "The Securities -- Explanatory Statement".

CONVERSION

     If any Convertible Subordinated Security is to be issued, certain terms and provisions with respect thereto will be set forth in a Convertible Subordinated Security Prospectus Supplement (a "Convertible Prospectus Supplement"). To the extent that the description set forth herein is inconsistent with such terms and provisions, such terms and provisions shall govern with respect to any Convertible Subordinated Security.

     Except as set forth in the applicable Convertible Prospectus Supplement, the holders of Convertible Subordinated Securities will be entitled at any time on or prior to the close of business on the date set forth in the applicable Convertible Prospectus Supplement, subject to prior redemption, to convert such Convertible Subordinated Securities or portions thereof (which are $1,000 or integral multiples thereof) into Common Stock of the Company at the conversion price set forth on the cover page of such Convertible Prospectus Supplement. No adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Common Stock issued. If any Convertible Subordinated Security is converted between a record date for the payment of interest and the next succeeding interest payment date, such Convertible Subordinated Security must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company is not required to issue fractional interests in Common Stock upon conversion of Convertible Subordinated Securities and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Convertible Subordinated Securities called for redemption, conversion rights will expire at the close of business on the redemption date.

     Also except as set forth in the applicable Convertible Prospectus Supplement, the conversion price is subject to adjustment as set forth in the Convertible Indenture in certain events, including the issuance of dividends on the Company's Common Stock payable in its Common Stock: subdivisions, combinations and certain reclassifications of the Common Stock; certain consolidations, mergers and sales of the property of the Company; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at less than the then current market price (as defined) of the Common Stock; and the distribution to all holders of Common Stock of evidences of indebtedness or of securities of the Company or of assets (other than cash dividends or cash distributions payable out of consolidated net earnings or retained earnings). No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the price then in effect; provided however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property or services. The Convertible Indenture will provide that in case of the reclassification or change in the outstanding shares of Common Stock, or the consolidation or merger of the Company with or into another corporation which is effected in such a way that holders of Common Stock are entitled to receive stock, securities or property (including cash) with respect to or in exchange for Common Stock, or the sale of conveyance of its property as an entirety or substantially as an entirety to another corporation, a supplemental indenture shall be executed providing that the holder of a Convertible Subordinated Security shall have the right to convert such Convertible Subordinated Security into the kind and amount of shares, of stock or other securities or property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which would have been issuable upon conversion of such Convertible Subordinated Security immediately prior thereto.

     Except as set forth in the applicable Convertible Prospectus Supplement, any Convertible Subordinated Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Convertible Subordinated Securities at the redemption price by one or more broker-dealers or other purchasers who may agree with the Company to purchase such Convertible Subordinated Securities and convert them into Common Stock of the Company.

     In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the conversion price, the holders of the Convertible Subordinated Securities may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend. See the Prospectus Supplement or Supplements relating to such Securities.

DESCRIPTION OF CAPITAL STOCK

     MCI has authority to issue 2,550,000,000 shares of capital stock, par value $.10 per share, consisting of 2 billion shares of Common Stock, 500 million shares of Class A Common Stock ("Class A Common Stock") and 50 million shares of Preferred Stock ("Preferred Stock"). At June 30, 1996, there were 552 million shares of Common Stock outstanding (net of treasury shares), 88 million shares of Common Stock contingently issuable upon the exercise of options, 136 million shares of Class A Common Stock outstanding and no shares of Preferred Stock outstanding. The board of directors of MCI has authority (without action by its stockholders) to issue the authorized and unissued Preferred Stock in one or more series and, within certain limitations, to determine the voting rights, preferences as to dividends and in liquidation, conversion and other rights of each such series.

     Dividend Rights. Dividends may be paid on the Common Stock out of funds legally available therefor when, as and if declared by MCI's board of directors. Since May 1990, the board of directors has declared semi-annual cash dividends (adjusted for the effect of a two-for-one stock split in July 1993) of $.025 per share of Common Stock. The holders of Class A Common Stock are entitled to receive out of funds legally available therefor when, as and if declared by MCI's board of directors, dividends equal to the aggregate per share amount of any dividend (other than a dividend payable in shares of Common Stock) paid on the Common Stock, and MCI shall declare and pay such a dividend on the Class A Common Stock at the same times that it declares and pays any dividend on the Common Stock.

     Voting Rights. On all propositions except the election of directors, holders of Common Stock and Class A Common Stock may cast one vote for each share on any matter in respect of which the holders of Common Stock are entitled to vote and the holders of Common Stock and Class A Common Stock vote together as a single class.

     MCI's board of directors consists of twelve persons, of whom two are presently elected by the holders of Class A Common Stock. The holders of the Class A Common Stock, voting together with the holders of any series of Preferred Stock that is accorded the right (the "Class A Preferred Stock", and together with the Class A Common Stock, the "Class A Shares") as a separate class, are entitled to elect a percentage of the total number of directors (the "Class A Directors") that is equal to the percentage of the total voting power of all voting securities of MCI that is represented by the Class A Shares, except that if the Class A Shares' voting power represents between 15% and 20% of the total voting power of all voting securities, the holders of Class A Shares are entitled to elect 20% of the total number of directors. As of the date of this Prospectus, all of the outstanding shares of Class A Common Stock are owned by British Telecommunications plc ("BT"). The Class A Directors are elected for a one year term. The holders of Class A Shares may remove any Class A Director by the affirmative vote of (i) not less than four-fifths of the holders of all outstanding shares entitled to vote thereto if for cause, or (ii) not less than a majority of the outstanding shares of Class A Common Stock if without cause provided that, if less than all Class A Directors are to be removed, no Class A Director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of all Class A Directors.

     The balance of MCI's board of directors is divided into three classes, each class as nearly equal in number to the other classes as the then total number of directors (excluding the Class A Directors) permits. As of the date of this Prospectus, two of the three classes each have four directors and one class has three directors. The members of each class of directors are elected for three-year terms by the holders of Common Stock. In voting upon the election of these directors, voting is cumulative. Each holder of Common Stock has the right to cast as many votes in the aggregate as equals the number of votes to which that stockholder is entitled on other matters multiplied by the number of directors to be elected to the classes. Each holder of Common Stock may cast the whole number of votes for one candidate or may distribute votes among the candidates, as he or she chooses. The holders of Common Stock may remove any director (excluding Class A Directors) for cause by an affirmative vote of four-fifths of the outstanding shares of Common Stock.

     MCI's Certificate of Incorporation provides that so long as any shares of Class A Common Stock are outstanding, MCI shall not, without the written consent or affirmative vote of the holders of a majority of the shares of Class A Common Stock (a) amend its Certificate of Incorporation so as to affect adversely the rights of holders of Class A Common Stock; (b) effect any Business Combination (as defined in the Certificate of Incorporation) prior to September 30, 1998;
(c) issue any series or class of capital stock having either (i) more than one vote per share (other than pursuant to the Rights Plan described below), or (ii) a class vote on any matter, except as required by Delaware corporate law or to the extent holders of Preferred Stock may have the right, voting separately as a class, to elect a number of directors upon the occurrence of a default in payment of dividends or redemption price; (d) adopt a stockholder rights plan or amendment of the Rights Plan that would adversely affect any holder of Class A Common Stock in relation to the Rights Plan; (e) issue, subject to certain exceptions, voting securities representing voting power in excess of (i) 10% of the aggregate voting power of MCI's outstanding voting securities as of the date of such issuance, or (ii) 15% of the aggregate voting power of the average number of MCI's voting securities outstanding over a rolling three-year period;
(f) issue voting securities (other than issuances (i) on a pro rata basis to all holders of a class or series of capital stock, (ii) upon the exercise of Rights under the Rights Plan, or (iii) upon exercise of any option or options to purchase voting securities granted in connection with the execution of a definitive agreement providing for any business combination) to any person (other than a holder of Class A Common Stock) that beneficially owns, or as a result thereof would beneficially own, more than 5% of MCI's then outstanding voting securities, and transactions with any person that beneficially owns more than 5% of MCI's then outstanding shares of capital stock, other than transactions (i) applicable on an equal basis to all holders of a class or series of stock generally, (ii) in accordance with the Rights Plan, or (iii) relating to any business combination effected after September 30, 1998; (g) effect any single or related series of acquisitions of businesses or assets or, with certain exceptions, investments therein pursuant to which the aggregate purchase price paid will exceed 20% (or 5% if such acquisition or investment is in a business unrelated to all telecommunications and other electronic information services and equipment for the provision of such services including, without limitation, all forms of telecommunications access and egress (landline and wireless), and value-added consumer and business services generated through or as a result of underlying telecommunications services using all technology (voice, data and image) and physical transport, network intelligence, and software applications, and including, without limitation, (i) information processing, (ii) systems integration and outsourcing, (iii) transaction processing and (iv) cable television) of the market capitalization of MCI at the time MCI executes a definitive agreement to effect such acquisition or investment; (h) except for a sale of all or substantially all of the assets of MCI, effect any single or related series of sales, transfer or other dispositions or encumbrances of assets having a fair market value in excess of 15% of the aggregate fair market value of MCI's total assets at the time MCI executes a definitive agreement to effect such transaction; (i) incur indebtedness for money borrowed that would cause MCI's ratio of debt-to-total capitalization to exceed 65%; and (j) declare any extraordinary cash dividends or other distribution to holders of any class or classes, and/or any series thereof, of capital stock in excess of 5% of MCI's market capitalization at the time of such dividend or other distribution.

     MCI's Certificate of Incorporation also requires the written request of the holders of not less than two-thirds of the outstanding shares entitled to vote in the elections of directors to call a special meeting of stockholders and the affirmative vote of not less than four-fifths of the outstanding shares (a) to make, alter, amend or repeal by-laws by stockholder action; or (b) to effect any changes in the provisions of the Certificate of Incorporation relating to (i) cumulative voting; (ii) the making, altering, amending or repealing of by-laws by stockholder action, and (iii) the calling of special meetings by stockholders. MCI's by-laws require that notice of any proposed nominations for election of directors (other than by the board itself) be given to MCI not less than 60 days prior to the first anniversary of the date of the last meeting of stockholders at which directors were elected.

     Liquidation Rights and Other Provisions. After distribution in full of the preferential amount to be distributed to the holders of any outstanding Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding-up of MCI, the holders of Common Stock and Class A Common Stock are entitled to receive pro rata, on a share-for-share basis, the remaining assets of MCI available for distribution to stockholders.

     The Common Stock has no preemptive or conversion rights. The Common Stock and Class A Common Stock are not redeemable (and there are no sinking fund provisions therefor), except in the event that a holder whose continued holding of such stock, in the judgment of the board of directors, may result in the loss of or failure to secure the renewal of any license or franchise from any governmental agency held by MCI to conduct its business, which license or franchise is conditioned upon some or all of the holders of the stock of MCI possessing prescribed qualifications. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Convertible Subordinated Securities will be, when issued pursuant to the terms of the Convertible Indenture, fully paid and not liable for further calls or assessments.

     The Class A Common Stock has no preemptive rights, except that if MCI issues voting securities, BT, so long as BT's aggregate voting power of all outstanding voting securities of MCI is at least 10%, will have the right, exercisable in whole or in part, to acquire from MCI an amount of such voting securities to maintain its aggregate voting power at the same percentage prior to the issuance of such voting securities; provided, however, such equity purchase right will not apply (i) to grants of any options or any other rights to acquire voting securities pursuant to MCI's employee benefit plans, (ii) upon the exercise or exchange of any Rights, (iii) to issuances of shares of Common Stock upon the conversion or exercise of any options, warrants, rights or other securities convertible into or exercisable for Common Stock that are outstanding as of September 30, 1994 to the extent that an equal number of outstanding shares of Common Stock are repurchased by MCI through open market purchases or otherwise within 90 days after the time that BT would otherwise be entitled to equity purchase rights, (iv) upon the conversion or exercise of any options, warrants, rights or other securities convertible into or exercisable for such voting securities, the issuance of which was subject to this equity purchase right, (v) to certain de minimis offerings for consideration other than cash,
(vi) to the reissuance of such voting securities purchased by MCI subsequent to September 30, 1994, (vii) issuances of any voting securities to BT or any of its affiliates and (viii) any pro rata stock split, stock dividend, or other combination or reclassification of any capital stock of MCI. The Class A Common Stock is automatically converted into Common Stock on a one-for-one basis if (i) it is transferred to a party not affiliated with BT, (ii) the voting power of the Class A Common Stock becomes less than 10% of the total voting power of all outstanding voting securities of MCI, or (iii) if the holders of Class A Common Stock have transferred more than 25% of their voting securities of MCI and hold less than 15% of the total voting power of all outstanding voting securities of MCI, or upon the occurrence of certain other events.

     Rights Plan. On September 7, 1994, the board of directors of MCI declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock and Class A Common Stock (collectively, the "Common Shares") to the holders of record on October 11, 1994. Prior to the earlier of (i) the Distribution Date (as defined below), (ii) the redemption of the Rights and (iii) the expiration of the Rights and, in some instances, after the Distribution Date and prior to the earlier of the redemption of the Rights and the expiration of the Rights, the Rights will also be attached to all future issuances of Common Shares. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series E Junior Participating Preferred Stock, par value $.10 per share (the "Preferred Shares"), of MCI at an initial price of $100 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

     The Rights will become exercisable on the date (the "Distribution Date") that is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding Common Shares (more than 20.1% of the outstanding Common Shares in the case of share acquisitions by BT), subject to certain exceptions, (an "Acquiring Person"), or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Common Shares (more than 20.1% of the outstanding Common Shares in the case of a tender offer or exchange offer commenced or announced by BT). BT is not deemed an Acquiring Person solely by virtue of the shares of Class A Common Stock it presently owns.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will become void), will thereafter have the right, subject to certain restrictions, to receive upon exercise in lieu of Preferred Shares that number of shares of Common Stock (or, at the option of MCI, that number of one-hundredth of Preferred Shares) determined as set forth in the Rights Plan.

     In the event that, after a person or group has become an Acquiring Person, MCI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value equal to two times the exercise price of the Right.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     Prior to the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Share certificates issued upon transfer or new issuances of Common Shares will contain a notation incorporating the Rights by reference.

     The Rights are not exercisable prior to the Distribution Date. The Rights will expire on September 30, 2004, unless extended or unless the Rights are earlier redeemed or exchanged by MCI.

     At any time prior to the time an Acquiring Person becomes such, the board of directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right, provided that pursuant to MCI's Certificate of Incorporation, until September 30, 1998, so long as any shares of Class A Common Stock remain outstanding, such redemption will also require the affirmative vote of the holders of 75% of all the Company's outstanding voting securities. In addition, until September 30, 2004, MCI has agreed with BT that, without BT's consent, it will not redeem the Rights unless it has followed certain auction procedures.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of MCI, including, without limitation, the right to vote or to receive dividends.

     For a full description of the existing provisions of the MCI capital stock and the Rights, reference is made to the actual provisions of the Certificate of Incorporation, by-laws and Rights Plan of MCI which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part. The foregoing summary of MCI's capital stock and the Rights Plan is subject to, and qualified in its entirety by, such reference.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain additional United States federal income tax consequences of the ownership and disposition of the Securities. The discussion only addresses the tax consequences to persons who hold the Securities as capital assets and does not deal with special classes of holders, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations or persons holding Securities as a hedge against currency risks. In addition, the discussion does not address the tax consequences of the ownership and disposition of any specific series of Securities, which consequences may be affected by the particular terms of such series of Securities, and may require additional discussion in a Prospectus Supplement relating to such series of Securities. In particular, the discussion does not address the tax consequences of Securities that are denominated in, or indexed to, currencies other than the United States dollar or Securities that are convertible into Common Stock of the Company. In all cases, persons considering the purchase of Securities should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDER

     A United States Holder is a holder that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. As used herein, the term "Non-United States Holder" means a holder that is not a United States Holder.

     Payments of Interest. Interest on a Security (other than interest included in the stated redemption price at maturity of a Discount Security, described below) will be taxable to a United States Holder as ordinary interest income at the time it is accrued or is paid in accordance with the United States Holder's method of accounting for tax purposes.

     Original Issue Discount Securities. The following summary is a general discussion of the United States federal income tax consequences to United States Holders of Securities issued at an original issue discount ("Discount Securities").

     For United States federal income tax purposes, the excess of the stated redemption price at maturity of a Discount Security over its issue price (defined as the first price at which a substantial amount of the issue of Discount Securities is sold for money) will be original issue discount if such excess equals or exceeds 1/4 of 1 percent of the stated redemption price at maturity of such Discount Security multiplied by the number of complete years to its maturity. The stated redemption price at maturity of a Discount Security includes its principal amount and all payments provided by the Discount Security other than payments of "qualified stated interest". The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate. Special rules apply to determine qualified stated interest and original issue discount with respect to debt instruments that provide for stated interest at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate. A "qualified floating rate" is any floating rate where variations in such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated, as well as certain multiples of a qualified floating rate. An "objective rate" is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is neither within the control of the issuer (or a related party) nor unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. A "qualified inverse floating rate" is an objective rate that is equal to a fixed rate minus a qualified floating rate, where variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. A Security which has an issue price not less than its principal amount may, nonetheless, be considered to have original issue discount. If interest is included in the stated redemption price at maturity, it will be accounted for under the original issue discount rules, rather than the holder's method of accounting.

     United States Holders of Discount Securities will have to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by the initial holder of a Discount Security and, subject to an adjustment, by any subsequent holder is the sum of the daily portions of original issue discount with respect to the Discount Security for each day during the taxable year or portion of the taxable year on which such holder holds the Discount Security. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to the excess of (i) the product of (a) the "adjusted issue price" of the Discount Security at the beginning of that accrual period, and (b) the "yield to maturity" of the Discount Security (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over (ii) the sum of the qualified stated interest payments, if any, payable during such accrual period. For these purposes, an "accrual period" is an interval of time with respect to which the accrual of original issue discount is measured. Accrual periods may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The "adjusted issue price" of the Discount Security at the beginning of any accrual period is the issue price of such Discount Security plus the accrued original issue discount for each prior accrual period, reduced by any payments made on the Discount Security other than payments of qualified stated interest. Under these rules, United States Holders may have to include in income increasingly greater amounts of original issue discount in successive accrual periods. The computation of original issue discount on a Discount Security that is subject to repayment at the option of the Holder or redemption at the option of the Company may be affected by rules presuming the option to be exercised, with the result that the original issue discount may be accrued as income over a shorter period.

     United States Holders may, subject to certain limitations and exceptions, elect to include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount.

     Acquisition Premium. If a United States Holder purchases a Discount Security at a premium, i.e., at a price in excess of the adjusted issue price, the amount includible in income in each taxable year as original issue discount is reduced by an amount equal to the original issue discount (as otherwise determined) multiplied by a fraction, the numerator of which is such excess and the denominator of which is the original issue discount for the period to maturity after the Holder's purchase. If a United States Holder purchases a Discount Security at a price in excess of its stated redemption price at maturity, such excess may be deductible as amortizable bond premium (discussed below).

     Short-Term Obligations. In general, an individual or other cash method United States Holder of any Discount Security that matures one year or less from the date of its issuance (a "Short-Term Obligation") is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. United States Holders who report income for federal income tax purposes under the accrual method and certain other United States Holders, including banks and dealers in securities, are required to accrue the original issue discount on such Discount Securities on a straight-line basis, unless an election is made to accrue the original issue discount under the constant yield method based on daily compounding. In the case of a United States Holder not required and not electing to include the original issue discount in income currently, any gain realized on the sale or maturity of a Short-Term Obligation will be ordinary income to the extent of the original issue discount accrued on a straight-line basis through the date of sale or maturity. United States Holders who are not required and do not elect to accrue the original issue discount on a Short-Term Obligation will be required to defer deductions for interest on borrowings allocable to such a Short-Term Obligation in an amount not exceeding the accrued discount until such accrued discount is included in income.

     Amortizable Bond Premium. If a United States Holder of a Security purchases it at a cost which is in excess of its stated redemption price at maturity, the excess cost may be deductible by the purchaser as "amortizable bond premium" on a constant yield basis over the remaining term of the Security. The deduction is available only if an election is made by the purchaser or is in effect. The election applies to all debt instruments held or subsequently acquired by the electing purchaser. Amortizable bond premium must be treated as an offset to interest income on the Security acquired, rather than as a separate deduction. An electing purchaser's tax basis in a Security is reduced by the amount of bond premium amortized with respect to the Security.

     Market Discount. If a United States Holder of a Security (including, in some instances, an initial holder) purchases it at a "market discount" and thereafter realizes gain upon a disposition or a retirement of the Security, the lesser of such gain or the portion of the market discount that accrues on a straight-line basis (or, if the holder so elects, on a constant interest rate basis) while the Security was held by such holder will be treated as ordinary interest income at the time of such disposition or retirement. In addition, a holder may be required to include in gross income, as ordinary interest income, accrued market discount to the extent of partial principal payments received with respect to the Security. In such case, the amount of accrued market discount to be recognized at the time of the disposition or retirement of the Security will be reduced accordingly.

     "Market discount" is the amount by which (i) the revised issue price of a Discount Security (i.e., the issue price increased by the sum of daily portions of original issue discount for each prior accrual period), or (ii) the principal amount (or the issue price, in the case of an initial holder) of a Security not issued at a discount, exceeds the holder's basis in such Security immediately after acquisition. The market discount will be deemed to be zero, however, if it is less than 1/4 of 1 percent of the revised issue price of a Discount Security, or of the principal amount of a Security not issued at a discount, multiplied by the number of complete years from acquisition to maturity. If a holder makes a gift of a Security or disposes of a Security in certain nonrecognition transactions, accrued market discount, if any, will be recognized as if such holder had sold such Security for a price equal to its fair market value. The market discount rules also provide that a holder who acquires a Security at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or continued to purchase or carry such Security until the holder disposes of the Security in a taxable transaction.

     A holder of a Security acquired at a market discount may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount debt instruments acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of a Security makes such an election, the foregoing rules with respect to the recognition of ordinary interest income on sales and other dispositions of, and on the receipt of partial principal payments on, the Securities and with respect to the deferral of interest deductions on indebtedness incurred or continued to purchase or carry such Securities would not apply.

     Purchase, Sale and Retirement. A United States Holder's tax basis for determining gain or loss on a sale or other disposition of a Security will generally be the United States Holder's cost increased by any original issue discount included in income (and market discount, if any, if the United States Holder elects to include the accrued market discount in income on an annual basis) and decreased by the amount of any payments, other than qualified stated interest payments, received and the amount of bond premium amortized with respect to such Security. Gain or loss on the sale or redemption of a Security will generally be long-term capital gain or loss if the Security has been held for more than one year (except to the extent that gain represents accrued interest or market discount not previously included in the United States Holder's income).

     Information Reporting. The amount of interest paid on the Securities and the amount of original issue discount accrued on Discount Securities held of record by United States persons (other than corporations and other exempt United States Holders) will be reported to the Internal Revenue Service. The amount of original issue discount required to be reported to the Internal Revenue Service may not be equal to the amount of original issue discount required to be reported as taxable income by a United States Holder of such Discount Securities who is not an original purchaser.

NON-UNITED STATES HOLDERS

     Under present United States federal income tax law, and subject to the discussion of backup withholding below, payments on the Securities by the Company or any of its Paying Agents to any non-United States Holder will not be subject to United States federal withholding tax, provided that (a) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) such Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (c) such Holder is not a bank with respect to which the holding of the Security is treated as the extension of credit in the ordinary course of its trade or business, (d) the payment is not treated as contingent interest, excluded from the definition of portfolio interest, and (e) either (1) the beneficial owner of the Security certifies to the Company or its agent, under penalties of perjury, that it is a non-United States Holder and provides its name and address, and U.S. taxpayer identification number, if any, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds the Securities certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. The certificate may be made on a United States Internal Revenue Service Form W-8 or substantially similar form. A certificate described in this paragraph is effective only with respect to interest payments and payments representing accrued original issue discount made to the certifying non-United States Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. An income tax treaty between the United States and the country of residence of a non-United States Holder (a "treaty country") may reduce the rate of, or eliminate, any United States federal withholding tax that would, notwithstanding the above, otherwise be applicable to payments to such non-United States Holder.

     If a non-United States Holder is engaged in a trade or business in the United States and interest and original issue discount on the Security are effectively connected with the conduct of such trade or business, and, if such non-United States Holder is resident in a treaty country, such non-United States Holder has a permanent establishment or fixed base in the United States to which such interest or original issue discount is attributable, the non-United States Holder, although exempt from the withholding tax discussed above, may be subject to United States income tax on such interest and original issue discount in the same manner as if it were a United States Holder. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items; for this purpose, interest and original issue discount on a Security will be included in earnings and profits if the interest and original issue discount are effectively connected with the conduct of the United States trade or business of the Holder. If such foreign corporate Holder is resident in a treaty country, the treaty may reduce the rate, or eliminate, the branch profits tax that would otherwise be applicable to such foreign corporate Holder.

     Any gain or income realized by a non-United States Holder upon retirement or disposition of a Security (not including in such gain or income amounts representing stated interest or accrued original issue discount, the U.S. tax treatment of which is described above) will not be subject to United States federal income tax if (i) such gain or income is not effectively connected with a trade or business in the United States of the Holder of such Security (or, if such non-United States Holder is resident in a treaty country and such gain is effectively connected with a United States trade or business of such non-United States Holder, the gain is not attributable to a permanent establishment or fixed base of such non-United States Holder in the United States) and (ii) in the case of an individual Holder, the Holder is not present in the United States for a period or periods aggregating 183 days in the taxable year of the retirement or disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A 31% "backup" withholding tax and information reporting requirements apply to certain payments of interest and original issue discount on an obligation, and to proceeds of the sale of an obligation before maturity, to certain non-corporate United States Holders. The Company, and/or any paying and/or collection agent, including a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment unless the Holder furnishes its taxpayer identification number (i.e., social security number in the case of an individual) in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies (with respect to payments of interest and original issue discount) as to no loss of exemption from backup withholding, and meets certain other conditions. Backup withholding, however, in any event, generally does not apply to payments to certain "exempt recipients" such as corporations. Its applicability to non-United States Holders is discussed more fully below.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any paying agency thereof (in its capacity as such) to a Holder of a Security with respect to which the Holder has provided to the Company (and/or any paying and/or collection agent, including a broker) required certification of its non-United States status under penalties of perjury or has otherwise established an exemption (provided that neither the Company nor such paying agency has actual knowledge that the Holder is a United States Holder or the conditions of any other exemption are not in fact satisfied). Such certificate may be made on a United States Internal Revenue Service Form W-8 or substantially similar form. If such payment is made to the beneficial owner of a Security by the non-United States office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the non-United States office of a foreign "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a Security to the seller thereof, such nominee, custodian, agent or broker is not required to backup withhold or file an information report with respect to such payment (provided that such nominee, custodian, agent or broker derives less than 50% of its gross income for certain specified periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation for United States tax purposes). Payments made to the beneficial owner by the non-United States office of other custodians, nominees or agents, or the payment by the foreign office of other brokers, will not be subject to backup withholding, but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner or seller is not or was not, as the case may be, a United States Holder and certain conditions are met or the beneficial owner or seller otherwise establishes an exemption. Payments made to the beneficial owner by the United States office of a custodian, nominee or agent, or a broker are subject to both backup withholding and information reporting unless the beneficial owner or seller certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such Holder's United States federal income tax, provided that the required information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

     In connection with the sale of the Securities, dealers may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The dealers which participate in the distribution of Securities may be deemed to be underwriters under the Securities Act of 1933 (the "Act") and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such dealer will be identified and any such compensation will be described in the appropriate Prospectus Supplement.

     Under agreements entered into with the Company, underwriters, agents and dealers which participate in the distribution of Securities may be entitled to indemnification or contribution from the Company against certain liabilities, including liabilities under the Act.

     If so indicated in the appropriate Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Securities are also being sold to dealers acting as principals for their own account, such dealers shall have purchased such Securities not sold by them for delayed delivery. The underwriters, dealers and such other persons acting as the Company's agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

     The legality of each issue of the Securities will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York, and for the agents or underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, INFORMATION AND REPRESENTATIONS NOT HEREIN OR THEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
The Company...........................   S-3
Ratio of Earnings to Fixed Charges....   S-3
Use of Proceeds.......................   S-3
Risk Factors..........................   S-4
Description of the Notes..............   S-5
Certain Federal Income Tax
  Considerations......................  S-11
ERISA Considerations..................  S-13
Underwriting..........................  S-14
Legal Opinions........................  S-15
                 PROSPECTUS
Certain Investment Considerations.....     2
Available Information.................     3
Incorporation of Certain Documents by
  Reference...........................     3
The Company...........................     3
Ratio of Earnings to Fixed Charges....     4
Use of Proceeds.......................     4
The Securities........................     4
Description of Senior Securities......    10
Description of Subordinated
  Securities..........................    12
Description of Convertible
  Subordinated Securities.............    14
Federal Income Tax Consequences.......    21
Plan of Distribution..................    26
Legal Opinions........................    26
Experts...............................    26

             ======================================================
             ======================================================

                                 $1,200,000,000

                               MCI Communications
                                  Corporation
                                  $500,000,000
                          6.50% Senior Notes due 2010
                                  $700,000,000
                        6.125% Callable/Redeemable Notes
                                    due 2012
                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                                 April 17, 1998

                          ---------------------------
                                LEHMAN BROTHERS
                             CHASE SECURITIES INC.
                           CITICORP SECURITIES, INC.
                               J.P. MORGAN & CO.
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                           BLAYLOCK & PARTNERS, L.P.

             ======================================================